Exhibit 99.l

News Release

Uranium Resources to Retire $8M Indebtedness with RCF

CENTENNIAL, Colo., December 5, 2016 – Uranium Resources, Inc. (Nasdaq: URRE; ASX: URI), an energy metals development company, announced today a deal to retire its $8 million in indebtedness due to  Resource Capital Fund V L.P. (RCF).  Under the deal, an investor has purchased an initial $2.5 million amount of notes from RCF and has entered into an agreement to exchange these notes for shares of URI’s common stock. The investor has also agreed to purchase the remaining $5.5 million of notes from RCF and exchange such notes for shares of URI’s common stock subject to certain conditions, as described below. Concurrently, RCF has also agreed to extend the maturity date for the indebtedness from December 31, 2016 until March 31, 2017 in order to allow the process to be completed in an orderly fashion.

Christopher M. Jones, President and Chief Executive Officer, said “With the execution of these agreements and with the anticipated favorable support of the stockholders, URI can be debt free after the process completes in the spring of 2017, allowing us to invest in the growth of our business.  We appreciate the efforts by RCF in making this major improvement to our balance sheet possible.  In spite of difficult capital markets, URI has been able to fundamentally change our business model – both from a financial perspective and from a growth perspective with our energy metals development business.”

The retirement of the indebtedness will occur in two tranches:

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Tranche 1 initially consists of approximately $2.5 million in URI shares to be issued to the investor over a 75-day pricing period, which commenced on December 5, 2016.  Pricing of these shares will be calculated on the basis of the VWAP over the pricing period.  The investor may acquire additional notes from RCF and exchange them for shares during the first pricing period so long as the total number of shares issued by URI does not exceed 19.9% of URI’s outstanding common stock.

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Tranche 2 will consist of the exchange of the remaining notes over a second 75-day pricing period, which period will commence following stockholder approval of the issuance of additional shares of URI’s common stock pursuant to Nasdaq rules, which is anticipated to occur by February 2017.

Throughout the two tranche process, the investor has agreed to maintain its ownership of URI shares at less than 10% of URI’s outstanding shares.

A complete description of the agreement between URI, RCF and the investor will be set forth in the Company's Current Report on Form 8-K filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Uranium Resources

URI is focused on developing energy-related metals.  The Company has developed a dominant land position in two prospective lithium brine basins in Nevada and Utah in preparation for exploration and potential development of any resources that may be discovered there.  URI remains focused on advancing the Temrezli in-situ recovery (ISR) uranium project in Central Turkey when uranium prices permit economic development of this project. URI controls extensive exploration properties in Turkey under nine exploration and operating licenses covering approximately 32,000 acres (over 13,000 ha) with numerous exploration targets, including the potential satellite Sefaatli Project, which is 30 miles (48 km) southwest of the Temrezli Project. In Texas, the Company has two licensed and currently idled processing facilities and approximately 11,000 acres (4,400 ha) of prospective ISR uranium projects. In New Mexico, the Company controls mineral rights encompassing approximately 190,000 acres (76,900 ha) in the prolific Grants Mineral Belt, which is one of the largest concentrations of sandstone-hosted uranium deposits in the world. Incorporated in 1977, URI also owns an extensive uranium information database of historic drill hole logs, assay certificates, maps and technical reports for the Western United States.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," and other similar words. All statements addressing events or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the future exchanges with the investor, stockholder approval of additional stock issuances by URI, and developments at the Company’s projects, including future exploration costs and results, are forward-looking statements.  Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties.  These risk factors and uncertainties include, but are not limited to, (a) the Company's ability to raise additional capital in the future; (b) spot price and long-term contract price of uranium and lithium; (c) risks associated with our foreign operations, (d) operating conditions at the Company's projects; (e) government and tribal regulation of the uranium industry, the lithium industry, and the power industry; (f) world-wide uranium and lithium supply and demand, including the supply and demand for lithium based batteries; (g) maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments; (h) unanticipated geological, processing, regulatory and legal or other problems the Company may encounter in the jurisdictions where the Company operates, including in Texas, New Mexico, Utah, Nevada and Turkey; (i) the ability of the Company to enter into and successfully close acquisitions or other material transactions, including closing the proposed transaction with Laramide;  (j) the results of the Company’s lithium brine exploration activities at the Columbus Basin and Sal Rica Projects, and (k) other factors which are more fully described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company's forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Uranium Resources Contact:

Christopher M. Jones, President and CEO

Jeff Vigil, VP Finance and CFO

303.531.0472

303.531.0473

Email: Info@uraniumresources.com

Website: www.uraniumresources.com